As filed with the Securities and Exchange Commission on July 24, 1998
                                                Registration No. 333-___________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                             PSW TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                           74-2796054
(State or other jurisdiction                   (IRS Employer Identification No.)
of incorporation or organization)

                 6300 Bridgepoint Parkway, Building 3, Suite 200
                               Austin, Texas 78730
               (Address of principal executive offices) (Zip Code)

                             PSW TECHNOLOGIES, INC.
                      1996 STOCK OPTION/STOCK ISSUANCE PLAN
                            (Full title of the Plan)

                                Dr. W. Frank King
                             Chief Executive Officer
                             PSW Technologies, Inc.
                 6300 Bridgepoint Parkway, Building 3, Suite 200
                               Austin, Texas 78730
                     (Name and address of agent for service)
                                 (512) 343-6666
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE


                                      Proposed       Proposed
 Title of                             Maximum        Maximum
Securities             Amount         Offering       Aggregate      Amount of
  to be                 to be          Price         Offering      Registration
Registered          Registered(1)     per Share(2)   Price(2)          Fee

Common Stock      1,000,000 shares     $6.4375       $6,437,500       $1,900
$0.01 par value


(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the PSW Technologies, Inc. 1996 Stock Option/Stock Issuance Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's Common Stock.

(2) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of the Registrant's Common Stock on July 20, 1998, as reported on the Nasdaq National Market.

                                     PART II

               Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

         PSW Technologies, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):


         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Commission on March 27, 1998 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act");

         (b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998 filed with the Commission on May 15, 1998 pursuant to Section 13 of the 1934 Act; and

         (c) The Registrant's Registration Statement on Form 8-A, No. 000-29372 filed with the Commission on May 29, 1997, pursuant to Section 12(g) of the 1934 Act, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock.

         All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel

         Not Applicable.

Item 6.  Indemnification of Directors and Officers

         The Registrant's Certificate of Incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law ("DGCL"), its directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under Delaware law, the directors have a fiduciary duty to the Registrant that is not eliminated by this provision of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law.

         The Certificate of Incorporation also provides that the Registrant shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, all present and former directors and officers of the Registrant, and any party which is or was serving as director, officer, or trustee of any entity at the Registrant's request, in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative to which such person is made or threatened to be made a party by reason of actions or omissions while serving in such capacity. Indemnification by the Registrant includes payment of expenses in defense of the indemnified party in advance of any proceeding or final disposition thereof. The rights to indemnification provided in this provision do not preclude the exercise of any other indemnification rights by any party pursuant to any law, agreement or vote of the stockholders or the disinterested directors of the Registrant. The Registrant has purchased a directors' and officers' liability insurance policy.

         Section 145 of the DGCL generally allows the Registrant to indemnify the parties described in the preceding paragraph for all expenses, judgments, fines and amounts in settlement actually paid and reasonably incurred in connection with any proceedings so long as such party acted in good faith and in a manner reasonably believed to be in or not opposed to the Registrant's best interests and, with respect to any criminal proceedings, if such party had no reasonable cause to believe his or her conduct to be unlawful. Indemnification may only be made by the Registrant if the applicable standard of conduct set forth in Section 145 has been met by the indemnified party upon a determination made (i) by the Board of Directors by a majority vote of the directors who are not parties to such proceedings (even though less than a quorum), or (ii) by a committee of such directors designated by majority vote of such directors (even though less than a quorum), or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

Item 7.  Exemption from Registration Claimed

         Not Applicable.

Item 8.  Exhibits

         The exhibits listed in the accompanying index to exhibits are filed or incorporated as part of this Registration Statement.

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant's 1996 Stock Option/Stock Issuance Plan.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnity provisions summarized in Item 6, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 24th day of July, 1998.


                             PSW TECHNOLOGIES, INC.



                              By: /s/ W. Frank King
                              Dr. W. Frank King
                              President and Chief Executive Officer


                  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                                Title                         Date


/s/ W. Frank King           President and Chief Executive Officer  July 24, 1998
----------------------------
Dr. W. Frank King               (Principal Executive Officer)



/s/ Keith D. Thatcher       Vice President of Finance, Treasurer   July 24, 1998
----------------------------
Keith D. Thatcher           and Chief Financial Officer
                            (Principal Financial Officer)


/s/ Kasaundra L. Simpson    Financial Reporting and Budgeting      July 24, 1998
----------------------------
Kasaundra L. Simpson        Manager
                            (Principal Accounting Officer)



/s/ Wade E.Saadi            Chairman of the Board of Directors     July 24, 1998
----------------------------
Wade E. Saadi



/s/ Edward C. Ateyeh, Jr.   Director                               July 24, 1998
----------------------------
Edward C. Ateyeh, Jr.



/s/ Jonathan D. Wallace     Director                               July 24, 1998
----------------------------
Jonathan D. Wallace, Esq.



/s/ Kevin B. Kurtzman       Director                               July 24, 1998
----------------------------
Kevin B. Kurtzman



/s/ Michael J. Maples       Director                               July 24, 1998
----------------------------
Michael J. Maples



/s/ Thomas A. Herring       Director                               July 24, 1998
----------------------------
Thomas A. Herring

\

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    EXHIBITS

                                       TO

                                    FORM S-8

                                      UNDER

                             SECURITIES ACT OF 1933


                             PSW TECHNOLOGIES, INC.

\

                                  EXHIBIT INDEX


Exhibit Number       Exhibit
4.1 Instruments Defining the Rights of Stockholders. Reference is made to the Registrant's Registration Statement on Form 8-A, No. 000-29372, including the exhibits thereto, incorporated herein by reference pursuant to Item 3(c) of this Registration Statement.
5.1  Opinion and consent of Brobeck, Phleger & Harrison LLP.
23.1 Consent of Ernst & Young LLP, Independent Auditors.
23.2 Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.1 99.1* PSW Technologies, Inc. 1996 Stock Option/Stock Issuance Plan.
99.2 Amendment No. 1 to PSW Technologies, Inc. 1996 Stock Option/Stock Issuance Plan.
99.3* Form of Notice of Grant of Stock Option.
99.4* Form of Stock Option Agreement.
99.5*Form  of  Addendum  to  Stock  Option  Agreement  (Involuntary  Termination
     Following Corporate Transaction/Change in Control).
99.6*Form of Addendum to Stock  Option  Agreement  (Limited  Stock  Appreciation
     Rights).

         * Exhibits 99.1, 99.3, 99.4, 99.5 and 99.6 are incorporated herein by reference to Exhibits 99.1, 99.2, 99.3, 99.4 and 99.5, respectively of Registrant's Registration Statement No. 333-28739 on Form S-8, filed with the Commission on June 6, 1997.